Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

AGREEMENT made this 3rd day of February, 2000 (the “Effective Date”) by and between VION PHARMACEUTICALS, INC., a Delaware corporation with its principal office located at Four Science Park, New Haven, Connecticut (“Licensor”), and ACHILLION PHARMACEUTICALS, INC., a Delaware corporation with its principal office located at 281 Chestnut Hill Road, Killingworth, Connecticut (“Licensee”).

WITNESSETH:

WHEREAS, pursuant to the terms of a certain License Agreement, dated as of August 31, 1994, as amended, by and between Yale University (“Yale”) and Licensor (the “Yale License Agreement”), Yale has licensed to Licensor certain inventions relating to, among other things, potential anti-viral compounds, including ß-L-FD4C;

WHEREAS, pursuant to and in accordance with the terms of the Yale License Agreement, Licensor may grant sublicenses to Licensor’s rights in the licensed inventions;

WHEREAS, pursuant to Amendment No. 4 to the Yale License Agreement, dated as of the date hereof, Yale and Licensor have agreed to grant Licensee a sublicense in certain inventions relating to ß-L-FD4C;

WHEREAS, Licensee wishes to obtain a license to such inventions and certain related inventions, and Licensor is willing to grant such a license to Licensee subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below

1.1 “Act” shall mean the United States Federal Food, Drug & Cosmetic Act (21 U.S.C. §§301 et seq.) and the regulations promulgated thereunder.

1.2 “Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party. “Control” means the direct or indirect (a) legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting rights of such person or entity or (b) power or ability to direct the management or policies of such person or entity.

1.3 “Common Stock” shall mean Licensee’s common stock, par value $.001 per share.

1.4 “Compound” shall mean a single, defined chemical entity or structure.

1.5 “Designee” shall mean Yale, Licensor’s designee for the receipt of Earned Royalties and License Fees.

1.6 “Earned Royalties” shall mean Royalties and Sublicense Income.

1.7 “FDA” shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological therapeutic products in the United States or the comparable authority in any other country.

1.8 “IND” shall mean an investigation new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.9 “Invention” shall mean each of the inventions claimed in the Licensed Patents or included in the Licensed Technology.

1.10 “License Fee” shall have the meaning set forth in Section 3.1 of this Agreement.

1.11 “Licensed Information” shall mean designs, technical information, trade secrets, information contained in manuscripts or invention disclosure forms, data, specifications, test results and other information, whether or not patentable, that are useful for the development, commercialization, manufacture, use or sale of any Licensed Products. For purposes of this Section 1.11 and Section 1.12 below, “control” means the possession of the ability to grant a license or sublicense thereto as provided for herein without violating the terms of any agreement with, or the rights of, any third party, in each case, in existence on the date hereof.

1.12 “Licensed Patents” shall mean the patents and patent applications listed on Exhibit A and any other United States or foreign patent applications(s) and patents(s) licensed to Licensor by Yale pursuant to the Yale License Agreement during the term of this Agreement pertaining specifically to the compound, ß-L-FD4C, together with any foreign counterparts, continuations, continuations-in-part, divisional or substitute patents, any reissues or reexaminations of any such applications or patents, and any extension of any such patents including the patents and patent applications listed on Exhibit B; and all patents and patent applications filed on or on behalf of Yale or Licensor or issued during the term hereof to Yale or Licensor for any improvements on, or derivations from, the Inventions that pertain specifically to the compound ß-L-FD4C and are useful for the development, commercialization, manufacture, use or sale of any Licensed Products.

1.13 “Licensed Products” shall mean all products that may derive from or which result from the manufacture and production or use of a claim of the Licensed Patents or incorporate Licensed Technology, wherever sold.

1.14 “Licensed Technology” shall mean Licensed Information and Licensed Patents.

1.15 “NDA” shall mean a new drug application for a Licensed Product filed with the FDA to obtain marketing approval in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.16 “Net Sales” shall mean gross revenues from the sales, lease or other disposition of the Licensed Products actually received by Licensee, its Affiliates, or permitted sublicensees on such disposition to unaffiliated third parties, less, to the extent actually paid or allowed: (a) repayments, allowances or credits to such unaffiliated third parties for returned or defective Licensed Products; (b) freight, transportation, delivery, taxes and insurance costs incurred in transporting such Licensed Products to such unaffiliated third parties; (c) quantity and other trade discounts fairly attributable to the Licensed Products; (d) rebates or chargebacks attributable to the Licensed Products; (e) sales, value-added, use and other direct taxes (other than income); and (f) customs and tariff duties and surcharges and other governmental charges incurred in connection with the exportation or importation of the Licensed Products.

1.17 “Phase I” shall mean a human clinical trial approved by the FDA with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile of a Licensed Product.

1.18 “Phase II” shall mean the first human clinical trial approved by the FDA where a Licensed Product is tested in a number of either sick or healthy patients and the data from which can be established in the aggregate efficacy of the Licensed Product for the indication for which regulatory approval is sought.

1.19 “Proprietary Information” shall mean: all know-how, inventions, and trade secrets, whether or not patentable, preclinical and clinical test data, and marketing information that is disclosed by either party or one of its Affiliates to the other party, either (i) in writing and marked “Confidential,” “Proprietary,” or the like, or (ii) orally, and confirmed in writing within sixty (60) days after such disclosure, unless such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is in the future legally received by the receiving party from a third party free of any obligation of confidentiality; (c) is legally in the possession of the receiving party free of any obligation of confidentiality and prior to receipt from the disclosing party, which possession shall be proven by documentary evidence; or (d) is independently developed by the receiving party, which independent development shall be proved by documentary evidence.

1.20 “Registration” shall mean the written approval of the FDA or the comparable authority in any other country required for the marketing and sale of the first Licensed Product.

1.21 “Royalty” shall have the meaning set forth in Section 3.2(a).

1.22 “Royalty Year” shall mean each twelve-month period commencing January 1 and ending December 31 during the term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of this Agreement and December 31.

1.23 “Sublicense Fees” shall have the meaning set forth in Section 3.3(a).

1.24 “Sublicense Income” shall have the meaning set forth in Section 3.3(a).

1.25 “Sublicense Royalties” shall have the meaning set forth in Section 3.3(a).

1.26 “Successful Completion of Phase II” shall mean the conclusion of an end of Phase II meeting that results in a determination by the FDA that Licensee may proceed to Phase III clinical trials of a Licensed Product subject only to the development and refinement of Phase III protocol.

2.	GRANT OF LICENSE

2.1 License Grant. Licensor hereby grants to Licensee a non-transferable, worldwide, exclusive license under the Licensed Technology to make, have made, import, export, use, sell and have sold Licensed Products and practice the Inventions.

2.2 Sublicenses. Licensee shall have the right to sublicense the rights granted hereunder to third parties subject to Yale’s prior written consent which shall not be unreasonably withheld or delayed; provided, that, (a) prior notice shall be given to Licensor; (b) Licensee shall remain primarily liable for the performance of such sublicensees; and (c) each sublicensee shall enter into a written sublicense agreement having substantially the same obligations toward Licensor and Yale as those provided herein. All sublicenses hereunder granted by Licensee shall be coterminable with this Agreement.

2.3 Yale’s Retained Rights. Licensee hereby acknowledges that Yale has retained the right to make, use and practice the Inventions for its own non-commercial purposes.

2.4 Publication. The parties recognize that Yale may wish to publish scientific papers or otherwise disseminate results arising from its research. Notwithstanding this, should the content of any proposed submission for publication, or dissemination relate to the Inventions, Yale shall provide a copy (or in respect of an oral disclosure, a summary of the intended disclosure) to Licensee at least thirty (30) days before the proposed submission, publication or dissemination. Yale shall delay submission, publication, or dissemination for a period of up to 30 days from the date on which details of the matter to be disseminated were disclosed to

Licensee, at the request of Licensee, in order to permit Licensee to review the publication or dissemination to determine (i) whether such publication contains potentially patentable material pursuant to Section 2.3 herein, or (ii) whether such publication contains Proprietary Information of Licensor and/or Licensee; provided, however, that any portions of the publication or dissemination that do not contain such information shall not be subject to any delay in submission, publication or dissemination. Any request for a delay shall be within thirty (30) days of receipt of such information. In any event, the parties shall use reasonable efforts to keep such delays to a minimum. If the parties fail to agree on any further delays beyond the initial period, Yale shall be free to proceed with submission, publication or dissemination.

3.	LICENSE FEES AND ROYALTIES

3.1 License Fees and Milestones. As partial consideration for the rights granted hereunder, Licensee shall make the following payments:

(a) Licensee shall issue to Licensor 50,000 shares of Common Stock on the Effective Date;

(b) a non-refundable initial license fee of Ten Thousand US dollars ($10,000) on the Effective Date;

(c) a non-refundable milestone payment of [**] US dollars ($[**]) upon the first IND filing of each Licensed Product; provided, however, that this milestone payment shall be paid by Licensee only for the first Licensed Product based on a particular Compound and not for any other Licensed Product based on the same Compound;

(d) a non-refundable milestone payment of [**] US dollars ($[**]) upon any Successful Completion of Phase II of each Licensed Product;

(e) a non-refundable milestone payment of [**]US dollars ($[**]) upon the first NDA filing of each Licensed Product; and

(f) a non-refundable milestone payment of [**] US dollars ($[**]) upon Registration of each Licensed Product.

The payments listed in Sections 3.1(b) - (g) above shall be referred to herein as the “License Fees”. All payments listed in this Section 3.1 (in cash or stock) shall be separate from and not credited against any Earned Royalties. The License Fees shall be paid directly to Designee.

3.2 Royalties on Sales by Licensee and/or Affiliates.

(a) Licensee shall pay directly to Designee a royalty for the sale of Licensed Products by Licensee and/or its Affiliates (including distributors that are Affiliates) to unaffiliated third parties at a royalty rate of [**] percent ([**]%) of Net Sales (the “Royalty”).

(b) In the event that Licensee must pay royalties to an unaffiliated third party on a Licensed Product, Licensee may credit up to [**] percent ([**]%) of the royalties due to the unaffiliated third party on the Licensed Product against royalties payable to Designee for the sale of the same Licensed Product; provided, that, in no event shall the royalties due Designee from Licensee on any Licensed Product be less than [**]% of Net Sales.

(c) In the event that Licensee must pay royalties to Emory University (“Emory”) on a Licensed Product incorporating ß-L-FD4C technology contained in United States Patent Number 5,703,058, licensed to Licensee by Emory, then such royalties shall be credited against the royalties due Designee by Licensee on the same Licensed Product, provided, that such credited amount shall not exceed: (i) [**]% of Net Sales; or (ii) the royalty rate payable to Licensee by Emory on a Licensed Product incorporating ß-L-DDA technology contained in United States Patent Application Number [**] licensed to Emory by Licensee (the “ß-L- DDA Technology”). In the event royalties are payable by Emory on a Licensed Product incorporating

ß-L-DDA Technology, then Licensee shall cause Emory to pay such royalties directly to Designee.

(d) Licensed Products shall be deemed to have been sold when payment is received by Licensee; provided, however, that any payment or other like benefit received by Licensee, in cash or otherwise, constitutes Net Sales and is therefore subject to Royalties; and provided, further, that no Royalties shall be due on Licensed Products that are distributed for clinical testing or promotional purposes. In the event that Licensee shall transfer Licensed Products to an Affiliate, then the price charged by the Affiliate to third parties shall be included in Licensee’s gross sales (instead of the transfer price by the Licensee to such Affiliate).

3.3 Sublicense Income.

(a) In the event Licensee sublicenses rights hereunder to one or more unaffiliated third parties, Licensee shall pay directly to Designee: (i) [**] percent ([**]%) of the Gross Amounts Received by Licensee, directly or indirectly, for or on account of the sublicenses, without deduction of any kind (the “Sublicense Fees”); and (ii) a royalty for the sale of Licensed Products by the permitted sublicensee(s) to unaffiliated third parties equal to [**] percent ([**]%) of the payments made by the permitted sublicensee(s) to Licensee but not less than [**]percent ([**]%) of each sublicensees’ Net Sales (the “Sublicense Royalties” and collectively with the Sublicense Fees, the “Sublicense Income”). For purposes of this Section 3.3(a), “Gross Amounts Received” shall include all cash and equity payments made in connection with the sublicense (other than royalty payments which are addressed in Section 3.3(a)(ii)), including, but not limited to, license initiation fees and milestones but shall exclude full-time equivalent scientist support.

(b) In addition, if [**] enters into an agreement as a commercial partner for Licensed Product within [**] of the Effective Date, Sublicense Income will increase by [**] percent ([**]%) (that is, Licensee will pay Designee [**]5x the amounts set forth in Section 3.3(a) above).

(c) In the event that Licensee transfers Licensed Products to a permitted sublicensee, then the price charged by the sublicensee to third parties shall be included in the permitted sublicensee’s gross sales for purposes of Sections 3.3(a) and (b) above (provided that no amount shall be included in such gross sales more than once).

4.	PAYMENTS AND REPORTS

4.1 Royalty Term. In the event that any Licensed Patent expires, lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of Licensee in any country or countries, this Agreement shall terminate on a country-by-country basis on the fifteenth (15th) anniversary of the Effective Date of this Agreement with respect to those Licensed Products covered by said Licensed Patents if the Licensed Product is not covered by any remaining Licensed Patents or claims thereunder, but the Licensed Product continues to incorporate Licensed Technology. This Agreement shall remain in effect as to any other Licensed Products covered by any remaining Licensed Patents or claims thereunder.

4.2 Royalty Adjustment on Loss of Patent Coverage. In the event that a Licensed Patent expires, lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of Licensee in any country or countries, the obligation to pay Earned Royalties on any Licensed Product covered by that Licensed Patent shall be reduced on a country-by-country basis by one-half if the Licensed Product is not covered by any remaining Licensed Patents or claims thereunder, but the Licensed

Product continues to incorporate Licensed Technology. This Agreement shall remain in effect as to any other Licensed Products covered by any remaining Licensed Patents or claims thereunder.

4.3 Royalty Reports. Within [**] after the end of each calendar quarter, Licensee shall furnish to Licensor a written report (the “Royalty Report”) setting forth (i) the gross sales of Licensed Products, (ii) the deductions allowable under Section 1.15 in calculating Net Sales, (iii) Net Sales, (iv) the Royalty, and (v) the Sublicense Income, accompanied by full payment of the Earned Royalty due and payable thereon.

4.4 Payment of License and Sublicense Fees. All License Fees shall be paid to Designee, at Licensee’s discretion, either in Common Stock at the Fair Market Value or in cash in U.S. dollars. Each of the Sublicense Fees shall be paid to Designee directly out of the sublicense fees received by Licensee and in the same form as the consideration received by Licensee. For purposes of this Section 4.3, “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value shall be the average closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange for twenty (20) consecutive trading days ending (3) trading days before the date of such computation, as reported in The Wall Street Journal; (ii) if the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the average mean between the high bid and low asked prices for the Common Stock for twenty (20) consecutive trading days ending (3) trading days before the date of such determination; or (iii) in the absence of an established market for the

Common Stock, the Fair Market Value thereof shall be the amount mutually agreed to by the parties in good faith but in no event higher than the valuation per preferred share set in the Licensee’s last round of venture financing.

4.5 Currency. All Royalties and Sublicense Royalties shall be paid by Licensee in cash in U.S. dollars. All Royalty and Sublicense Royalty payments due hereunder shall be translated at the rate of exchange at which U.S. dollars are listed in The Wall Street Journal for the currency of the country in which the Royalty or Sublicense Royalty is accrued for the last business day of the calendar quarter in which such sales were made.

4.6 Taxes. In each case, the payment of all License Fees shall be made without deductions for taxes, assessments, fees or charges of any kind. In the event that Licensee is required to withhold any tax to the tax or revenue authorities in any country regarding any Royalty or Sublicense Income due to the laws of such country, such amount shall be deducted from the Royalty or Sublicense Income to be paid by Licensee hereunder, and Licensee shall notify Yale and Licensor and promptly furnish Yale and Licensor with copies of any tax certificate or other documentation evidencing such withholding. Each party agrees to cooperate with the other parties in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

4.7 Books and Records. Licensee and its sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of Earned Royalty payable by Licensee hereunder. Such records and books of account shall be maintained for a period of no less than three (3) years following the Royalty Year to which they pertain. Licensee shall permit such records and books of account to be examined by an independent accounting firm who agrees to hold the information disclosed confidential and to disclose to Licensor and Yale only the results of the audit to enable Licensor and Yale to verify the amounts payable hereunder. Such examination shall be made no more than once annually and shall be at the expense of the person undertaking the audit, during normal business hours, and upon thirty (30) days’ prior written notice to Licensee. In the event that Licensee underpaid the amounts due to Licensor by more than five percent (5%), Licensee shall forthwith pay the reasonable cost of such examination, together with the deficiency not previously paid.

5.	PATENTS

5.1 Patent Prosecution. Licensee shall, at its expense, prosecute and maintain the Licensed Patents. Any submission that may adversely affect the scope of the Inventions’ patent protection shall be subject to the prior written approval of Yale and Licensor which approval shall not be unreasonably withheld or delayed. Yale and Licensor shall cooperate fully with Licensee in the preparation, filing, and prosecution of all patent applications filed pursuant to this Section. No compensation shall be due to Yale or Licensor in fulfilling these obligations. If Licensee does not agree to bear the expenses of filing, prosecuting or maintaining patent applications or patents in any foreign country in which Yale or Licensor wishes to obtain or maintain patent protection for the Inventions then Yale or Licensor may file, prosecute or maintain such patent applications or patents at their own expense and may terminate Licensee’s license to the Licensed Patents in such country or countries; provided, that, as long as there is no filing deadline that, if not satisfied, could adversely affect the Licensed Patent, Yale or Licensor has given Licensee at least [**] prior written notice and an opportunity to cure within such [**] period.

5.2 Patent Marking. Licensee shall apply, and shall require sublicensees to apply, patent marking notices to the extent feasible and practical, and in accordance with applicable patent laws.

5.3 Enforcement of Patents. Upon learning of the possible infringement of any of the Licensed Patents by a third party, each party shall inform the other party of that fact, and shall supply the other party with any evidence available to it pertaining to the infringement. Licensee shall have the first right (but not the obligation) to defend the Licensed Patents against infringement or interference by any third party at its own expense and in the name of Licensor and Yale, including bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. Licensee may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that Yale and Licensor shall be entitled in each instance to participate through counsel of their own selection at their own expense and any settlement shall not be entered without Yale’s prior written consent which shall not be unreasonably withheld or delayed. Neither Yale nor Licensor shall have any obligation or responsibility with respect to any such actions unless legally required to participate, except to provide reasonable assistance to Licensee as requested, and Licensee shall reimburse Licensor and Yale for their out-of-pocket expenses in connection with any such requested assistance. Any recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of each party’s reasonable out-of-pocket expenses in bringing such suit or proceeding (including any advisory counsel), and Licensee shall be entitled to retain the balance, if any; provided, that, the excess of such recoveries over such expenses shall be included in Licensee’s Net Sales for the purpose of determining Royalties payable herein. In the event

Licensee fails to initiate and pursue or participate in such legal action within sixty (60) days, both Yale and Licensor shall have the right to initiate legal action at their own expense to uphold the Licensed Patents against third parties in the name of Licensee, in which case, Licensee shall provide reasonable assistance to Yale and Licensor as requested, and the party or parties initiating legal action shall reimburse Licensee for its out-of-pocket expenses in connection with any such requested assistance. Yale or Licensor, as the case may be, may settle any such actions solely through counsel of its selection; provided, however, that any settlement that concerns the validity or scope of any Licensed Patents shall not be entered without Licensee’s prior written consent which shall not be unreasonably withheld or delayed. Any recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of each party’s reasonable out-of-pocket expenses in bringing such suit or proceeding (including any advisory counsel), and the party or parties initiating such action shall be entitled to retain the balance, if any.

5.4 Defense of Patent Claims. Licensee shall defend at its own expense any actions brought against it, its Affiliates or sublicensees or Licensor or Yale alleging that Licensed Products manufactured, used, or sold by Licensee, its Affiliates, or sublicensees infringe any claim of any patent or other proprietary right and shall pay all damages and costs finally awarded in such actions; provided, that nothing herein shall be deemed to waive any claim of Licensee for breach by Licensor or Yale of Section 8.1 or 8.2, respectively. In connection with such matters, Yale and Licensor shall provide reasonable assistance to Licensee and Licensee shall have the sole control over the defense and settlement of such claims; provided, however, that Yale and Licensor shall be entitled in each instance to participate through counsel of their selection at their own expense and any settlement which concerns the validity of any Licensed Patents shall not be entered without Yale’s prior written consent which shall not be unreasonably withheld.

6.	DUE DILIGENCE IN COMMERCIALIZATION

6.1 Within ninety (90) days of the date hereof, Licensee shall deliver to Licensor and Yale a detailed research and development plan, reasonably acceptable to Yale and Licensor, setting forth appropriate research and development, testing and production efforts directed toward commercialization of the Licensed Products (the “Research and Development Plan”). Licensee shall implement the Research and Development Plan at the earliest practical date consistent with sound scientific and business judgment.

6.2 Each of Yale and Licensor shall be entitled to terminate this Agreement in accordance with Section 11.2(f) if Licensee fails to: (a) implement the Research and Development Plan within ninety (90) days after the Plan has been provided to Licensor and Yale in accordance with Section 6.1; or (b) commence Phase I within two (2) years of the date hereof, unless such failure is excused by (i) Licensor’s or Yale’s failure to meet its obligations hereunder; (ii) infringement of third party patents or proprietary rights; or (iii) actions or inaction of any federal or state agency whose approval is required for commercial sales.

6.3 Licensee shall provide periodic status reports to Licensor and Yale, at least annually, indicating progress and problems to date in commercialization, and a forecast and schedule of major events required to market the Licensed Products.

6.4 If at any time Licensee abandons or suspends its development or marketing of the Licensed Products for a period exceeding ninety (90) days, Licensee shall immediately notify Licensor and Yale giving reasons and a statement of its intended actions. If Licensor and/or Yale are not reasonably satisfied with Licensee’s stated reasons and intended actions and such abandonment or suspension is not excused by an event described in Section 12.2 below, Licensor may terminate this Agreement in accordance with Section 11.2(f) below.

7.	USE OF NAME

Except as required by applicable law (including, but not limited to securities laws), Licensee shall not use the name “Yale” or “Yale University” or “Vion” or “Vion Pharmaceuticals” for any purpose without prior written consent obtained from Yale or Licensor, as the case may be, in each instance. Except as required by applicable law (including, but not limited to securities laws), neither Yale nor Licensor shall use the name “Achillion” or “Achillion Pharmaceuticals” for any purpose without the prior written consent obtained from Achillion in each instance.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Licensor Representations. Licensor represents and warrants to Licensee that:

(a) Licensor (i) has the sole right to grant licenses hereunder, and (ii) has not granted licenses to any other entity to practice the Licensed Patents or Inventions;

(b) Licensor has not received any notice or claim asserting, and has no knowledge of, any infringement, conflict or interference in respect of the practice, or the proposed practice of the Licensed Patents;

(c) This Agreement has been duly authorized, executed, and delivered by Licensor and is a valid, binding, and legally enforceable obligation of Licensor, subject to applicable bankruptcy, insolvency, moratorium, and other laws now or hereafter in effect affecting the rights of creditors generally, and subject (as to the enforcement of remedies) to equitable principles;

(d) No consent, approval, authorization, or order of any court or governmental agency or body or any other person is required for the consummation by Licensor of the transactions contemplated by this Agreement; and

(e) The execution, delivery, and performance of this Agreement by Licensor will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

8.2 Yale Representations. Yale represents and warrants to Licensee that:

(a) Yale (i) has granted the sole right to grant licenses hereunder to Licensor pursuant to the Yale License Agreement, and (ii) has not granted licenses to any other entity other than Licensor to practice the Licensed Patents or Inventions;

(b) Yale has not received any notice or claim asserting, and has no knowledge of, any infringement, conflict or interference in respect of the practice, or the proposed practice of the Licensed Patents;

(c) This Agreement has been duly authorized, executed, and delivered by Yale and is a valid, binding, and legally enforceable obligation of Yale, subject to applicable bankruptcy, insolvency, moratorium, and other laws now or hereafter in effect affecting the rights of creditors generally, and subject (as to the enforcement of remedies) to equitable principles;

(d) No consent, approval, authorization, or order of any court or governmental agency or body or any other person is required for the consummation by Yale of the transactions contemplated by this Agreement; and

(e) The execution, delivery, and performance of this Agreement by Yale will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

8.3 Licensee Representations. Licensee represents and warrants to Licensor that:

(a) This Agreement has been duly authorized, executed, and delivered by it and is a valid, binding, and legally enforceable obligation of it, subject to applicable bankruptcy, insolvency, moratorium, and other laws now or hereafter in effect affecting the rights of creditors generally, and subject (as to the enforcement of remedies) to equitable principles;

(b) No consent, approval, authorization, or order of any court or governmental agency or body or any other person is required for the consummation by it of the transactions contemplated by this Agreement; and

(c) The execution, delivery, and performance of this Agreement by Licensee will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, its charter documents, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties.

8.4 Limitations. EXCEPT AS PROVIDED IN SECTIONS 8.1 AND 8.2 ABOVE, LICENSOR AND YALE DISCLAIM ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE INVENTION, LICENSED TECHNOLOGY, AND THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED. THERE IS NO EXPRESS OR IMPLIED WARRANTY: (i) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (ii) THAT

ANY LICENSED PATENT IS VALID, OR (iii) THAT THE USE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. Licensee shall make no statements, representations, or warranties whatsoever to any third parties inconsistent with this Section 8.4.

9.	INDEMNIFICATION: INSURANCE

9.1 Indemnification.

(a) Licensee shall defend, indemnify and hold harmless Licensor, Yale, and their agents, officers, directors and employees from and against any and all third party claims, demands, damages, suits, actions, judgments, awards, fines, liabilities, losses, and all costs and expenses incurred in connection therewith (including attorneys’ fees) (collectively, “Losses”) arising from or in connection with any of the following: (a) the use by Licensee, its Affiliates, or sublicensees of any method or process related to the Licensed Technology or Inventions; (b) the development, manufacture, handling, storage, labeling, use, promotion, sale, or other disposition of the Licensed Products by Licensee, its Affiliates or sublicensees, or other transferees; (c) failure by Licensee to comply with the Act or any applicable regulations or guidelines in the manufacture, handling, labeling, and sale of Licensed Products; (d) failure to provide adequate warnings; (e) the exposure to, or administration or use of, the Licensed Products by any person; (f) a breach of any warranty or representation by Licensee herein; or (g) any willful act or omission or negligence of Licensee, its Affiliates, or sublicensees, or their respective employees, agents, or other contractors. Licensor shall reasonably cooperate with Licensee in defending any such claim. Licensor shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain advisory counsel on its own behalf and at its own expense.

(b) Licensor shall defend, indemnify and hold harmless Licensee, from and against any and all Losses arising from or in connection with any of the following: (a) a breach of any warranty or representation by Licensor herein; or (b) any willful act or omission or negligence of Licensor. Licensee shall reasonably cooperate with Licensor in defending any such claim. Licensee shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain advisory counsel on its own behalf and at its own expense.

9.2 Insurance. From the initiation of Phase I and thereafter for a period of six (6) years after termination or expiration of this Agreement, Licensee shall purchase and maintain in effect and shall require any sublicensees to purchase and maintain in effect a policy of general comprehensive products liability insurance covering all claims with respect to any Licensed Products developed, tested, manufactured or sold within the term of any license granted hereunder, which policy shall (a) be in an amount of not less than $1,000,000 combined single limit for each occurrence of bodily injury and property damage, (b) provide that such policy is primary and not excess or contributory with regard to other insurance Licensee may have, (c) provide at least thirty (30) days notice to Licensor and Yale of cancellation or material change, (d) include Licensor and Yale as additional insureds, and (e) be written to cover all claims made during or after the termination or expiration of this Agreement. Licensee shall furnish a certificate of such insurance to Licensor and Yale on the date hereof and annually thereafter.

10.	SECRECY

10.1 Non-Disclosure. Except as otherwise provided in Section 10.2 below, no party shall disclose to a third party any Proprietary Information. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information or transfer, including without limitation, if applicable: (a) ensuring that only its employees whose duties require them to possess such information or materials have access thereto; (b) exercising at least the same degree of care that it uses for its own proprietary information; and (c) providing proper and secure storage for the Proprietary Information.

10.2 Disclosure. Upon prior notice to the disclosing party, the receiving party may disclose Proprietary Information for the following purposes:

(a) to sublicensees and clinical trial administrators to the extent reasonably required to conduct clinical trials or manufacture or sell Licensed Products; provided, that such person or entity executes and delivers a confidentiality agreement in a form reasonably acceptable to Licensor and Yale hereto; and

(b) to any governmental agency or judicial authority that requires or legally requests such Proprietary Information; provided, that protective orders or other assurances of confidentiality are obtained to the extent reasonably available from such agency or authority.

10.3 Equitable Remedies. Each party acknowledges that if any party discloses Proprietary Information in violation of this Agreement, the other parties shall have no adequate remedy in arbitration or at law and may seek such equitable relief, in addition to monetary damages, as it deems appropriate, including but not limited to preliminary and permanent injunctive relief.

11.	TERM AND TERMINATION

11.1 Term. The term of the license granted hereunder shall commence upon the Effective Date and shall expire on the later of: (a) the date on which all Licensed Patents covering all Licensed Products in all countries in the world expire, lapse or are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of Licensee; or (b) fifteen (15) years.

11.2 Termination for Cause by Licensor. Without prejudice to any other rights it may have hereunder or at law or in equity, Licensor may terminate this Agreement immediately upon notice to Licensee (taking into account the applicable cure periods set forth in this Section 11.2), upon the occurrence of any of the following:

(a) An order for relief is entered against the Licensee under any bankruptcy or insolvency laws or laws of similar import (and in the case of an involuntary action only, such order of relief is not discharged within ninety (90) days):

(b) Licensee makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving all or substantially all of its business;

(c) After thirty (30) days’ written notice from Licensor (stating its intent to so terminate), Licensee fails to make all payments due and owing pursuant to Article 3 hereof;

(d) After thirty (30) days’ written notice from Licensor (stating its intent to so terminate), Licensee fails to assist Yale and Licensor in any legal action initiated by Yale and/or Licensor described in Section 5.3 at the reasonable request and at the expense of Yale or Licensor;

(e) After thirty (30) days’ written notice from Licensor (stating its intent to so terminate), Licensee fails to commence and diligently pursue to remedy any material breach (other than breach for payment referred to in Section 11.2(c) hereof) of this Agreement;

(f) After sixty (60) days’ written notice from Licensor (stating its intent to so terminate), Licensee fails to exercise due diligence in bringing the Licensed Products to market in accordance with Article 6; or

(g) With respect to Licensed Technology that is subject to the Yale License Agreement only, the Yale License Agreement terminates or expires.

11.3 Termination by Licensee. Without prejudice to any other rights it may have hereunder or at law or in equity, Licensee may terminate this Agreement immediately upon notice to Licensor (a) for any reason, with or without cause, after thirty (30) days’ written notice to Licensor, or (b) if, after thirty (30) days’ notice from Licensee (stating its intent to so terminate), Licensor fails to commence and diligently pursue to remedy any material breach of this Agreement.

11.4 Rights and Duties Upon Termination.

(a) Upon expiration or termination of this Agreement and except as otherwise expressly provided herein, all licenses granted to Licensee under this Agreement and, at Licensor’s option, any sublicenses granted by Licensee, shall terminate.

(b) In addition, upon termination of this Agreement (other than: (i) by Licensee for material breach by Licensor, or (ii) by Licensor pursuant to Section 11.2(f) if Licensee, in good faith, has provided Licensor with legitimate reasons and a statement of intended actions to further develop and market Licensed Products as provided in Section 6.4), all clinical data (including pharmacological, toxicological and clinical test data, analytical and quality control data), techniques and results of experimentation and testing, inventions, practices, methods, trade secrets, processes, formulas and other know-how developed or generated by Licensee (or its sublicensees, investigators, vendors, consultants or agents) that relate to Licensed Technology or Licensed Products (collectively, the “Data”), shall become the property of Licensor and Licensee shall promptly furnish, or cause its sublicensees, investigators, vendors, consultants or agents to furnish, the Data to Licensor and execute such documents as may be necessary to transfer title and control of the Data to Licensor.

(c) Expiration or termination of this Agreement for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of such termination, including but not limited to Licensee’s obligation to pay all License Fees and Earned Royalties specified by Article 3.

(d) The following provisions shall survive expiration or termination of this Agreement: Sections 4.3, 4.7, 8.4 and 11.4 and Articles 9, 10 and 12.

(e) In addition, if this Agreement terminates pursuant to Section 11.2(g) and Yale terminated the Yale License Agreement for cause, Licensee and Yale agree to enter into a direct license on terms substantially similar to this Agreement.

12.	MISCELLANEOUS

12.1 Notices. All notices, requests, demands, waivers, consents, approvals, or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by registered or certified mail, postage prepaid, or by commercial courier, to the following addressees:

to Yale:	Yale University School of Medicine Office of Cooperative Research 333 Cedar Street New Haven, CT 06520 Attention: Alfred E. Brown, Ph.D.

to Licensor:	Vion Pharmaceuticals, Inc. Four Science Park New Haven, CT 06511 Attention: Ellen Carmichael, Ph.D., Director of Strategic and Corporate Development

with a copy to:

Patricia Kavee Melick, Esq. Wiggin & Dana Three Stamford Plaza 301 Tresser Boulevard Stamford, CT 06901

to Licensee:	Achillion Pharmaceuticals, Inc. 281 Chestnut Hill Road Killingworth, CT 06419 Attention: William Rice, President

with a copy to:

Arlene Mirsky, Esq. Sills Cummis Radin Tischman Epstein & Gross One Riverfront Plaza Newark, NJ 07102-5400

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication will be deemed to have been given as of the date so delivered, or five (5) days after so mailed.

12.2 Force Majeure. Failure by either party to perform its obligations under this Agreement (excepting the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused or occasioned by act of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order, regulation or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control of such party, provided such party uses reasonable efforts to remove such circumstance and gives the other party prompt notice of the existence of such circumstance.

12.3 Amendment and Entire Agreement. This Agreement may not be amended or modified except by written agreement signed by all of the parties hereto. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

12.4 Governing Law. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of Connecticut, without regard to its principles of conflicts of law. The parties hereby irrevocably submit to the personal jurisdiction and venue of the state courts of Connecticut in New Haven County, Connecticut and the United States District Court for the State of Connecticut, over any suit, action, or proceeding arising out of or relating to this Agreement.

12.5 Assignment; Binding Effect. This Agreement shall not be assigned by Licensee except upon the prior consent of Yale which consent shall not be unreasonably withheld or delayed, except Licensee may transfer this Agreement to a person or entity that acquires all or substantially all of Licensee’s assets. Any attempted assignment in contravention of this Section 12.5 without such consent shall be null and void. This Agreement and the rights herein granted shall be binding upon and shall inure to the benefit of Licensor, Yale and Licensee and their respective successors, heirs, and permitted assigns.

12.6 Severability. The provisions of this Agreement shall be deemed separable. In the event any provision of this Agreement is found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.7 No Waiver. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or the right of such party thereafter to enforce each and every provision of this Agreement.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.9 Yale’s Rights. Licensee acknowledges and agrees that its obligations hereunder will benefit Yale. In connection therewith, if Licensee should breach an obligation hereunder which obligation benefits Yale, Yale may seek to enforce Licensor’s rights and remedies hereunder, provided that Licensee shall be able to assert against Yale any and all defenses it may have hereunder against Licensor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

VION PHARMACEUTICALS, INC.

By:	/s/ Thomas Mirelle
Name:	Thomas Mirelle
Title:	V.P. Operations

ACHILLION PHARMACEUTICAL, INC.

By:	/s/ William G. Rice Ph.D.
Name:	William G. Rice Ph.D.
Title:	President and CEO

The undersigned shall be bound only to the provisions of Sections 5.1, 5.3, 5.4, 8.2 and 11.4(e) and Articles 10 and 12 hereof.

YALE UNIVERSITY

By:	/s/ Jon Soderstorm
Name:	Jon Soderstorm
Title:	Man Dir DCR

EXHIBIT A

INVENTIONS

1.	U.S. Patent Application Serial Number [**]U.S. Patent Application Serial Number [**]United States Patent Application Serial Number [**]

EXHIBIT B

BLFd4C Patent Applications

Parent Application (YO3-001)

08/067,299 May 25, 1993 Patent withdrawn before Issuance

Continuation-in-Part of 067,299 (Y03-002)

08/098,650 July 28, 1993 U.S. Patent No. 5,627,160 BLFd4C for HIV

Division of 067,299 (Y03-008)

08/456,635 June 1, 1995 U.S. Patent No. 5,561,120 BLFd4C for HBV

Division of 067,299 (Y03-009)

08/544,650 October 18, 1995 U.S. Patent No. 5,631,239 BLFddC for HBV

Division of 456,635, a division of 67,299 (Y03-018)

08/724,138 September 30, 1996 U.S, Patent No. 5,830,881 BddA for HBV

Division of 098,650, a continuation-in-part of 67,299 (Y03-022)

08/819,663 March 12, 1997 Non-active Status

Foreign Patent Applications With Priority from 067,299 and 098,650 Directly

China	94106188.4	w/HK
Mexico	943855
Taiwan	82108621	Notification of Allowance

PCT/US 94/05790 Priority from 067,299 and 098,650

Australia	693795	Issued
Canada	2,163,520
EPO	94919207.4	Notification of Allowance/Grant to Follow
Japan	7-500872
Korea	705353/95

Method of Reducing Toxicity of D-Nucleosides using I.-Nucleosides

Parent Application (Y03-007)

08/406,198 March 16, 1995 U.S. Patent No. 5,869,461

Continuation-in-Part of 406,198 (Y03,816)

08/616,912 March 15, 1996 U.S. Patent No. 5,756,478

Division of 616,912 (Y03-028)

09/016,893 February 2, 1989 Abandoned

Foreign Applications With Priority from 406,198 and 616,912

PCT/US96/03620 Filed March 15, 1996

No National Phase

AMENDMENT TO LICENSE AGREEMENT

This Amendment, dated the 28th day of January, 2002 (the “Effective Date”), is by and between Vion Pharmaceuticals, Inc., a Delaware membership corporation having its principal office at Four Science Park, New Haven, Connecticut 06511 (“Vion”), and Achillion Pharmaceuticals, Inc., a Delaware corporation having its principal office at 300 George Street, New Haven, Connecticut 06511 (“Achillion”).

INTRODUCTION

13.	Yale University (“Yale”) and Vion entered into a certain License Agreement, dated as of August 31,1994 (the “1994 Agreement”), as amended, pursuant to which Yale granted Vion a license to certain inventions covering anti-viral compounds, including Beta-L-FD4C, with the right to grant sublicenses.

14.	Vion and Achillion entered into a License Agreement, dated as of February 3, 2000, (the “Agreement”), pursuant to which Vion granted Achillion an exclusive sublicense under the 1994 Agreement.

15.	Vion and Achillion wish to modify the Agreement to reduce the level of Achillion’s royalty obligation to Yale. In consideration for this reduction in royalty, Achillion shall grant to each of Yale and Vion an option to purchase sixty thousand (60,000) shares of Achillion common stock, for an aggregate total of 120,000 shares, subject to the terms of the Nonstatutory Stock Option Agreement dated January 28, 2002 with each of Yale and Vion.

In consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt of which is hereby acknowledged, Vion and Achillion agree as follows:

15.1	Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

15.2	The first sentence of Section 3.3 (a) shall be deleted in its entirety and replaced by the following sentence:

In the event Licensee sublicenses rights hereunder to one or more unaffiliated third parties, Licensee shall pay directly to Designee: (i) [**]percent ([**]%) of the Gross Amounts Received by Licensee, directly or indirectly, for or on account of the sublicenses, [**] (the “Sublicense Fees”); and (ii) a royalty for the sale of Licensed Products by the permitted sublicensee(s) to unaffiliated third parties equal to [**] percent ([**]%) of the payments made by the permitted sublicensee(s) to Licensee but not less than [**] percent ([**]%) of each sublicensees’ Net Sales (the “Sublicense Royalties” and collectively with the Sublicense Fees, the “Sublicense Income”).

15.3	In all other respects, the Agreement shall remain in full force and effect.

Sales (the “Sublicense Royalties” and collectively with the Sublicense Fees, the “Sublicense Income”).

Article III. In all other respects, the Agreement shall remain in full force and effect.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by duly authorized representatives as of the day and year first above written.

Vion Pharmaceuticals, Inc.		Achillion Pharmaceuticals, Inc.

By:	/s/ Steven H. Koehler	By:	/s/ William G. Rice

Title:	Vice President Finance and CFO	Title:	President and CEO

Date:	January 28, 2002	Date:

Accepted and agreed to: Yale University

Yale University

By:

Title:

Date: